EXHIBIT 4.6

     AGREEMENT OF RESIGNATION, APPOINTMENT AND ACCEPTANCE, dated as of June 24, 2003, by and among Mississippi Chemical Corporation, a corporation duly organized and existing under the laws of the State of Mississippi and having its principal office at 3688 Highway 49 East, Yazoo City, Mississippi 39194 and a debtor-in-possession in bankruptcy as more particularly described herein (the "Company"), BancorpSouth Bank, a Mississippi corporation (successor to Trustmark) having its principal offices at One Mississippi Plaza, Tupelo, Mississippi 38804 (the "Resigning Trustee"), and HSBC Bank USA (f/k/a Marine Midland Bank), a banking corporation and trust company duly organized and existing under the laws of the State of New York and having its principal corporate trust office at 452 Fifth Avenue, New York, NY 10018, Attention: Issuer Services (the "Successor Trustee").

RECITALS:

     WHEREAS, there was originally issued $200,000,000 aggregate principal amount of the Company's 7 1/4% Senior Notes Due November 25, 2017 under an Indenture dated as of November 25, 1997, as amended and supplemented, between the Company and Harris Trust and Savings Bank (the "Original Trustee") (said notes are hereinafter referred to as "Securities" and said Indenture, as supplemented and amended to the date hereof, is hereinafter referred to as the "Indenture");

     WHEREAS, Trustmark National Bank ("Trustmark") was appointed Trustee by the Company pursuant to that certain Instrument of Resignation, Appointment and Acceptance dated as of February 18, 2000; and

     WHEREAS, Trustmark resigned as Trustee and the Resigning Trustee was appointed Trustee by the Company pursuant to that certain Instrument of Resignation, Appointment and Acceptance dated as of March 21, 2003;;

     WHEREAS, Section 608(b) of the Indenture provides that the Trustee may at any time resign by giving written notice of such resignation to the Company, effective upon the acceptance by a successor Trustee of its appointment as a successor Trustee;

     WHEREAS, Section 608(e) of the Indenture provides that, if the Trustee shall resign, the Company, by a Board Resolution, shall promptly appoint a successor Trustee;

     WHEREAS, Section 609 of the Indenture provides that any successor Trustee appointed in accordance with the Indenture shall execute, acknowledge and deliver to the Company and to its predecessor Trustee an instrument accepting such appointment under the Indenture, and thereupon the resignation of the predecessor Trustee shall become effective and such successor Trustee, without any further act, deed or conveyance, shall become vested with all rights, powers, duties and obligations of the predecessor Trustee;

     WHEREAS, the Company desires to appoint Successor Trustee as Trustee to succeed Resigning Trustee under the Indenture; and

     WHEREAS, Successor Trustee is willing to accept such appointment as successor Trustee under the Indenture;

     NOW, THEREFORE, the Company, Resigning Trustee and Successor Trustee, for and in consideration of the premises and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, hereby consent and agree as follows:

ARTICLE ONE

THE RESIGNING TRUSTEE

     SECTION I. Pursuant to Section 608 of the Indenture, Resigning Trustee hereby notifies the Company that Resigning Trustee is hereby resigning as Trustee, Registrar and Paying Agent and every other capacity, if any other, under the Indenture, and as the office or agency maintained by the Company pursuant to Section 1002 of, the Indenture.

     SECTION II. Resigning Trustee hereby represents and warrants to Successor Trustee that:

     (a)     No covenant or condition contained in the Indenture has been waived by Resigning Trustee or, to the best of the knowledge of the Responsible Officers of Resigning Trustee's Corporate Trust Group, by the Holders of the percentage in aggregate principal amount of the Securities required by the Indenture to effect any such waiver.

     (b)     There is no action, suit or proceeding pending or, to the best of the knowledge of the Responsible Officers of the Resigning Trustee's Corporate Trust Group, threatened against Resigning Trustee before any court or any governmental authority arising out of any action or omission by Resigning Trustee as Trustee under the Indenture.

     (c)     Upon the effectiveness of this Agreement, Resigning Trustee will hold no property under the Indenture.

     (d)     To the best knowledge of the responsible Officers of the Resigning Trustee's Corporate Trust Group, pursuant to Section 303 of the Indenture, the Original Trustee duly authenticated and delivered, on November 25, 1997, $200,000,000 aggregate principal amount of Securities, of which $200,000,000 are outstanding as of the effective date hereof.

     (e)     To the best knowledge of the responsible Officers of the Resigning Trustee's Corporate Trust Group, each person who so authenticated the Securities was duly elected, qualified and acting as an officer of the original Trustee and empowered to authenticate the Securities at the respective times of such authentication and the signature of such person or persons appearing on such Securities is each such person's genuine signature.

     (f)     This Agreement has been duly authorized, executed and delivered on behalf of Resigning Trustee and constitutes its legal, valid and binding obligation.

     (g)     To the best of the knowledge of the Responsible Officers of the Resigning Trustee's Corporate Trust Group, no event not otherwise disclosed on Exhibit A has occurred and is continuing which is, or after notice or lapse of time would become, an Event of Default under Section 501 of the Indenture.

     SECTION III. Resigning Trustee hereby assigns, transfers, delivers and confirms to Successor Trustee, its successors and assigns all right, title and interest of Resigning Trustee in and to the trust under the Indenture and all the rights, powers and trusts of the Trustee under the Indenture. Resigning Trustee shall execute and deliver such further instruments and shall do such other things as Successor Trustee may reasonably require so as to more fully and certainly vest and confirm in Successor Trustee all the rights, trusts and powers hereby assigned, transferred, delivered and confirmed to Successor Trustee as Trustee.

     SECTION IV. Resigning Trustee shall deliver to Successor Trustee, as of or immediately after the effective date hereof, all of the documents listed on Exhibit B hereto.

ARTICLE TWO

THE COMPANY

     SECTION V. The Company hereby accepts the resignation of Resigning Trustee as Trustee, Registrar and Paying Agent, and every other capacity, if any other, under the Indenture, and as the office or agency maintained by the Company pursuant to Section 1002 of the Indenture, and further discharges the Resigning Trustee from all further right, power, duty and obligation as Trustee under the Indenture.

     SECTION VI. The Secretary or Assistant Secretary of the Company who is attesting to the execution of this Agreement by the Company hereby certifies that Exhibit C annexed hereto is a copy of the Board Resolution(s) which was (were) duly adopted by the Board of Directors of the Company, which is (are) in full force and effect on the date hereof, and which authorizes (authorize) certain officers of the Company to (a) accept Resigning Trustee's resignation as Trustee and Registrar under the Indenture; (b) appoint Successor Trustee as Trustee, Registrar and Paying Agent under the Indenture; and (c) execute and deliver such agreements and other instruments as may be necessary or desirable to effectuate the succession of Successor Trustee as Trustee, Registrar and as Paying Agent under the Indenture.

     SECTION VII. The Company hereby appoints Successor Trustee as Trustee, Registrar, and Paying Agent under, and as the office or agency maintained by the Company pursuant to Section 1002 of, the Indenture, and to succeed to, and hereby vests Successor Trustee with, all the rights, powers, duties and obligations of Resigning Trustee under the Indenture with like effect as if originally named as Trustee in the Indenture. The Company shall execute and deliver such further instruments and shall do such other things as the Successor Trustee shall reasonably require so as to more fully and certainly vest and confirm in the Successor Trustee all the rights, trusts and powers hereby assigned, transferred, delivered and confirmed to the Successor Trustee.

     SECTION VIII. Promptly after the effective date of this Agreement, the Company and the Successor Trustee shall cause a notice, substantially in the form of Exhibit D annexed hereto, to be sent to each Holder of the Securities in accordance with the provisions of Section 608(f) of the Indenture.

     SECTION IX. The Company hereby represents and warrants to Resigning Trustee and Successor Trustee that:

     (a)     The Company is a corporation duly and validly organized and existing pursuant to the laws of the State of Mississippi.

     (b)     This Agreement has been duly authorized, executed and delivered on behalf of the Company and constitutes its legal, valid and binding obligation.

     (c)     All conditions precedent relating to the appointment of the Successor Trustee as successor Trustee, Registrar and Paying Agent under, and as the office or agency maintained by the Company pursuant to Section 1002 of, the Indenture have been complied with by the Company.

ARTICLE THREE

THE SUCCESSOR TRUSTEE

     SECTION X. Successor Trustee hereby represents and warrants to Resigning Trustee and to the Company that:

     (a)     Successor Trustee is fully qualified to act as Trustee under the Indenture.

     (b)     This Agreement has been duly authorized, executed and delivered on behalf of Successor Trustee and constitutes its legal, valid and binding obligation.

     SECTION XI. Successor Trustee hereby accepts its appointment as successor Trustee, Registrar, and Paying Agent under, and as the office or agency maintained by the Company pursuant to Section 1002 of, the Indenture and accepts the rights, powers, duties and obligations of Resigning Trustee as Trustee under the Indenture, upon the terms and conditions set forth therein, with like effect as if originally named as Trustee under the Indenture. Notwithstanding the foregoing or anything in this Agreement to the contrary, it is expressly agreed by all of the parties hereto that the Successor Trustee is not assuming and has not assumed any liability, obligation or responsibility for any actions (or inactions) taken by (or suffered by) the Resigning Trustee during the period of time that the Resigning Trustee acted as trustee, all of which liabilities, obligations and responsibilities (if any) shall remain with the Resigning Trustee.

     SECTION XII. References in the Indenture to "Corporate Trust Office" or other similar terms shall be deemed to refer to the Corporate Trust Office of Successor Trustee at 452 Fifth Avenue, New York, NY 10018 or any other office of Successor Trustee at which, at any particular time, its corporate trust business shall be administered.

ARTICLE FOUR

MISCELLANEOUS

     SECTION XIII. Except as otherwise expressly provided herein or unless the context otherwise requires, all terms used herein which are defined in the Indenture shall have the meaning assigned to them in the Indenture.

     SECTION XIV. This Agreement and the resignation, appointment and acceptance effected hereby shall be effective as of the close of business on the date set forth in the opening paragraph of this Agreement; provided that the resignation of the Resigning Trustee as Registrar and Paying Agent and the appointment of the Successor Trustee as Registrar and Paying Agent shall be effective ten Business Days after the date set forth above.

     SECTION XV. Resigning Trustee hereby acknowledges payment or provision for payment in full by the Company of compensation for all services rendered by Resigning Trustee under Section 606 of the Indenture and reimbursement in full by the Company of the expenses, disbursements and advances incurred or made by Resigning Trustee in accordance with the provisions of the Indenture. Resigning Trustee acknowledges that it relinquishes any lien it may have upon all property or funds held or collected by it to secure any amounts due it pursuant to the provisions of Section 606 of the Indenture; provided, however, that Successor Trustee agrees that, to the extent Resigning Trustee's fees and expenses are billed and not paid by the Company, then it will assert such claim, along with its own claim (should one arise) for such fees and expenses. The Company acknowledges its obligation set forth in Section 606 of the Indenture to indemnify Resigning Trustee for, and to hold Resigning Trustee harmless against, any loss, liability and expense incurred without negligence or bad faith on the part of the Resigning Trustee and arising out of or in connection with the acceptance or administration of the trust evidenced by the Indenture (which obligation shall survive the execution hereof).

     SECTION XVI. (a) The Resigning Trustee agrees to pay or indemnify the Successor Trustee and save the Successor Trustee harmless from and against any and all costs, claims, liabilities, losses or damages whatsoever (including reasonable fees, expenses and disbursements of the Successor Trustee's counsel and other advisors), that the Successor Trustee suffers or incurs, or may suffer or incur, without negligence, bad faith or willful misconduct on its part as a result of the Successor Trustee accepting and acting as Successor Trustee under the Indenture arising out of actions or omissions of the Resigning Trustee in its capacity as Trustee, Paying Agent or Registrar, prior to the effective date of this Agreement. The Successor Trustee shall promptly notify the Resigning Trustee upon its gaining knowledge of any claim for which it may seek indemnity. The Resigning Trustee will furnish to the Successor Trustee, promptly after receipt, all papers with respect to any action or claim or demand, the outcome of which would make operative the indemnity provided for in this section.

     (b)  In case any action shall be brought against the Successor Trustee in respect of which indemnity may be sought from the Resigning Trustee, the Successor Trustee shall promptly notify the Resigning Trustee in writing, and the Resigning Trustee may, to the extent allowed by applicable law, promptly assume the defense thereof, including the employment of counsel reasonably acceptable to the Successor Trustee, the payment of all expenses and the right to negotiate and consent to settlement. The Successor Trustee shall have the right to consent to any such settlement, such consent not to be unreasonably withheld. The Successor Trustee shall have the right to employ separate counsel in any such action and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Successor Trustee unless (i) employment of such counsel and payment of the fees and expenses thereof by the Successor Trustee have been specifically authorized by the Resigning Trustee, or (ii) employment of such counsel is necessary because the claim or defense for which such counsel is employed is inconsistent or in conflict with the claims or defenses of the Resigning Trustee (the determination of such conflict to be at the reasonable discretion of the Successor Trustee), or (iii) there may be claims or defenses available to it that are different from or in addition to those available to the Resigning Trustee, in any of which events such fees and expenses shall be borne by the Resigning Trustee, but in any such event, the Resigning Trustee shall not have the right to direct the defense of such action on behalf of the Successor Trustee. The Resigning Trustee shall not be liable for any settlement of any such action effected by the Successor Trustee without the Resigning Trustee's consent, but if settled with the consent of the Resigning Trustee or if there shall be a final judgment for the plaintiff in such action against the Resigning Trustee or the Successor Trustee with or without the consent of the Resigning Trustee, the Resigning Trustee agrees to indemnify and hold harmless the Successor Trustee to the extent provided in this Agreement.

     SECTION XVII. The parties acknowledge that the Company, Mississippi Nitrogen, Inc. and MissChem Nitrogen, L.L.C., subsidiaries of the Company and guarantors of the Company's obligations under the Indenture (collectively the "Subsidiary Guarantors"), currently are debtors and debtors-in-possession in bankruptcy cases pending under the Bankruptcy Code in the United States Bankruptcy Court for the Southern District of Mississippi, administratively consolidated under the style, In re: Mississippi Chemical Corporation, filed on May 15, 2003, Case No. 03-02984 WEE. Nothing contained herein shall have the effect of converting to a post-petition obligation any obligation of the Company under the Indenture that, in the absence of this Agreement, would constitute a pre-petition obligation.

     SECTION XVIII. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

     SECTION XIX. This Agreement may be executed in any number of counterparts each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

     SECTION XX. The Company, Resigning Trustee and Successor Trustee hereby acknowledge receipt of an executed and acknowledged counterpart of this Agreement and the effectiveness thereof.

     IN WITNESS WHEREOF, the parties hereby have caused this Agreement of Resignation, Appointment and Acceptance to be duly executed and acknowledged and their respective seals to be affixed thereunto and duly attested all as of the day and year first above written.

Attest: /s/ Ethel Truly Secretary	MISSISSIPPI CHEMICAL CORPORATION, Company By: /s/ Timothy A. Dawson Name: Timothy A. Dawson Title: Senior Vice President-Finance
Attest: /s/ M. K. Cole Authorized Officer	BANCORPSOUTH BANK, Resigning Trustee By: /s/ Lisa Neeld Name: Lisa Neeld Title: Trust
Attest: /s/ Robert Conrad Vice President	HSBC BANK USA, as Successor Trustee By: /s/ Russ Paladino Name: Russ Paladino Title: Vice President

EXHIBIT A

1.     Default in the payment of interest on May 15, 2003, pursuant to the Indenture.

2.     Bankruptcy filing by Mississippi Chemical Corporation and the Subsidiary Guarantors.

EXHIBIT B

Documents to be delivered to Successor Trustee

1.     Executed copy of Indenture, together with all Supplements
2.     File of Closing Documents
3.     Copies of the most recent of each of the SEC reports delivered by the Company pursuant to the Indenture.
4.     A copy of the most recent Compliance Certificate delivered pursuant to the Indenture.
5.     Copies of any official notices sent by the Trustee to all the Holders of the Securities pursuant to the terms of the Indenture during the past twelve months and a copy of the most recent Trustee's Annual Report to Holders, if any.
6.     Certified Noteholder list.
7.     Global certificate.

EXHIBIT C

CERTIFIED COPY OF RESOLUTIONS
OF
THE BOARD OF DIRECTORS
OF
MISSISSIPPI CHEMICAL CORPORATION

     The undersigned hereby certifies that he is the duly appointed, qualified and acting Secretary of Mississippi Chemical Corporation, a Mississippi corporation (the "Corporation"), and further certifies that the following is a true and correct copy of certain resolutions duly adopted by the Board of Directors of said Corporation, and that said resolutions have not been amended, modified or rescinded:

     RESOLVED, that the Corporation appoint HSBC BANK USA (f/k/a Marine Midland Bank) as successor Trustee ("Successor Trustee"), Registrar, and Paying Agent under, and as the office or agency maintained by the Corporation pursuant to Section 1002 of, the Indenture dated as of November 25, 1997 (as supplemented and amended to the date hereof, the "Indenture"), by and between the Corporation and BancorpSouth Bank (the "Resigning Trustee"), as successor Trustee to Trustmark National Bank, as successor Trustee to Harris Trust and Savings Bank, as original Trustee, pursuant to which the Corporation issued $200,000,000 aggregate principal amount of the Corporation's 7 1/4% Senior Notes, and that the Corporation accepts the resignation of Resigning Trustee as Trustee, Registrar, Paying Agent and every other capacity, if any other, under the Indenture, and as the office or agency maintained by the Corporation pursuant to Section 1002 of, the Indenture, such resignation to be effective upon the execution and delivery by Successor Trustee to the Corporation of an instrument or instruments accepting such appointment as successor Trustee, Registrar and Paying Agent under the Indenture; and it is further

     RESOLVED, that the Chairman of the Board, the President, any Vice President, the Treasurer or any Assistant Treasurer of the Corporation be, and each of them hereby is, authorized, empowered and directed to execute and deliver in the name and on behalf of the Corporation, and in such form and with such content as shall be approved by the person(s) executing same (the execution of same to evidence such approval) an instrument or instruments appointing Successor Trustee as the successor Trustee, Registrar and Paying Agent under, and as the office or agency maintained by the Corporation pursuant to Section 1002 of, the Indenture, and accepting the resignation of Resigning Trustee; and it is further

     RESOLVED, that the aforesaid officers of the Corporation are hereby authorized, empowered and directed to do or cause to be done all such acts or things, and to execute and deliver, or cause to be executed or delivered, any and all such other agreements, amendments, instruments, certificates, documents or papers (including, without limitation, any and all notices and certificates required or permitted to be given or made on behalf of the Corporation to Successor Trustee or to Resigning Trustee), under the terms of any of the executed instruments in connection with the resignation of Resigning Trustee and the appointment of Successor Trustee, in the name and on behalf of the Corporation, as any of such officers, in his/her discretion, may deem necessary or advisable to effectuate or carry out the purposes and intent of the foregoing resolutions; and to cause the performance of any of the Corporation's obligations under the instruments authorized herein and agreements authorized herein in connection with the resignation of Resigning Trustee and the appointment of Successor Trustee.

IN WITNESS WHEREOF, I have hereunto set my hand as Secretary and have affixed the seal of the Corporation this _______ day of June, 2003.

                                                                                            By:_________________________
                                                                                              Name:
                                                                                              Title:
[SEAL]

EXHIBIT D

[COMPANY LETTERHEAD]

NOTICE

CUSIP NO.

To the Holders of
Mississippi Chemical Corporation
7 1/4% Senior Notes Due 2017

NOTICE IS HEREBY GIVEN, pursuant to Section 608(f) of the Indenture dated as of November 25, 1997, as amended, by and between Mississippi Chemical Corporation (the "Company") and BancorpSouth Bank, as successor to Trustmark National Bank, as successor Trustee to Harris Trust and Savings Bank, as original Trustee, that BancorpSouth Bank has resigned as Trustee under the Indenture.

Pursuant to Section 608 of the Indenture, HSBC Bank USA (f/k/a Marine Midland Bank), a banking corporation and trust company duly organized and existing under the laws of the State of New York, has accepted appointment as Trustee under the Indenture. The address of the Corporate Trust Office of HSBC Bank USA is 452 Fifth Avenue, New York, NY 10018, Attention: Issuer Services.

Dated:  Yazoo City, Mississippi
     June ____, 2003

                                                                                         Very truly yours,

                                                                                         MISSISSIPPI CHEMICAL CORPORATION

                                                                                         By:______________________
                                                                                            Name:
                                                                                            Title: